Exhibit 99.3

PICO HOLDINGS, INC. ANNOUNCES ITS MAJORITY OWNED SUBSIDIARY, UCP, INC., AGREES TO A BUSINESS COMBINATION WITH CENTURY COMMUNITIES, INC.

(La Jolla, California) - April 11, 2017 - PICO Holdings, Inc. (GLOBE NEWSWIRE)

PICO Holdings, Inc. (NASDAQ:PICO) today announced that its majority owned subsidiary, UCP, Inc., (NYSE.UCP) has entered into a definitive agreement with Century Communities, Inc. (NYSE.CCS), a leading homebuilder of single - family homes, townhomes and flats in select U.S. markets, pursuant to which the two companies have agreed to merge in a stock-and-cash transaction. The agreement has been approved by the boards of directors of both companies.

In the merger, each outstanding share of UCP common stock will be converted into the right to receive $5.32 in cash and 0.2309 of a newly issued share of Century common stock. Based on the closing sale price of Century’s common stock as reported yesterday, the implied value of the total stock and cash consideration to be received by UCP’s stockholders in the merger is $11.35 per share. As a result, it is expected that PICO would own, on a pro-forma basis, approximately 9% of the combined company. The transaction is expected to close by the end of the third quarter of 2017, subject to customary closing conditions, including the adoption of the merger agreement by UCP’s stockholders.

As UCP’s largest shareholder, PICO has entered into a voting agreement pursuant to which it has committed to vote its interest in UCP for the adoption of the merger agreement. The voting agreement terminates automatically if the merger agreement is terminated in accordance with its terms.

About PICO Holdings, Inc.

PICO Holdings is a diversified holding company. Currently, we believe the highest potential return to shareholders is from a return of capital to shareholders. As we monetize assets, rather than reinvest the proceeds, we intend to return the capital derived therefrom, less any working capital requirements, back to shareholders through a stock repurchase program or by other means such as special dividends taking into effect liquidity requirements, debt covenants and any other contractual and legal restrictions that may exist at the time.

As of March 31, 2017, our two major investments were:

•	Vidler Water Company, Inc., a water resource and water storage business; and

•	a 56.7% interest in UCP, Inc. (NYSE: UCP), a publicly-traded homebuilder and land developer in markets located in California, Washington State, North Carolina, South Carolina and Tennessee.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this press release that are not historical, including statements regarding our business objectives, the merger involving UCP and the ability of UCP to complete the merger, and our ability to monetize assets and return capital to shareholders through stock repurchases or through other means, are forward-looking statements based on current expectations and assumptions that are subject to risks and uncertainties.

In addition, a number of other factors may cause results to differ materially from our expectations, such as: UCP’s ability to complete the merger, any slow down or downturn in the housing recovery or in the real estate markets in which UCP and Vidler operate; fluctuations in the prices of water and water rights; physical, governmental and legal restrictions on water and water rights; a downturn in some sectors of the stock market; general economic conditions; prolonged weakness in the overall U.S. and global economies; the performance of the businesses; the continued service and availability of key management personnel; and potential capital requirements and financing alternatives.

For further information regarding risks and uncertainties associated with our business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of our SEC filings, including our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, copies of which may be obtained by contacting us at (858) 456-6022 or at http://investors.picoholdings.com.

We undertake no obligation to (and we expressly disclaim any obligation to) update our forward-looking statements, whether as a result of new information, subsequent events, or otherwise, in order to reflect any event or circumstance which may arise after the date of this press release, except as may otherwise be required by law. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release.

This news release was distributed by GlobeNewswire, www.globenewswire.com.

CONTACT:    Max Webb
Chief Executive Officer
858 652 4114
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